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                  TRANSFER, ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS TRANSFER ASSIGNMENT AND ASSUMPTION AGREEMENT is dated 3rd July, 1997, and is entered into by and between FRESENIUS AG ("Fresenius"), GULL GmbH ("Assignor"), and GULL LABORATORIES, INC. ("Assignee").

         WHEREAS, Assignor, as "Purchaser", Assignee, and Fresenius AG ("Fresenius"), as Seller, entered into that certain Asset Purchase Agreement dated April 21, 1997 (the "Agreement") for the purchase by Purchaser of certain assets and the assumption of certain liabilities of the diagnostics business of the Intensive Care and Diagnostics Division of Fresenius, all as described in the Agreement as well as entered into a Retransfer of Shares Agreement, dated April 21, 1997 ("Retransfer Agreement"). The Agreement and the Retransfer Agreement hereinafter referred to as the "Agreements".

         WHEREAS, Assignor desires to assign to Assignee all of Assignor's rights, obligations, and interest in and under the Agreements as hereinafter provided, in order that Assignee shall become the Purchaser under the Agreements and

         WHEREAS, Assignee desires to obtain the benefits and assume the duties and obligations of Assignor with respect to the Agreements.

         NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other consideration, the sufficiency and receipt of which are hereby acknowledged, the parties do hereby covenant and agree as follows and take the following actions:

         1. Assignor does hereby assign, transfer, and set over unto Assignee all of the Assignor' s rights, obligations, and interest in and under the Agreements.

         2. Assignee hereby accepts the foregoing assignment of Assignor's rights, obligations, and interest in and under the Agreements, and hereby assumes all obligations of Assignor under the Agreements. Assignee shall defend, indemnify and hold harmless Assignor from and against any and all claims asserted against or incurred by Assignor as a result of any acts or omissions, after the date of this Assignment and Assumption Agreement, in connection with the Agreements.

         3. Fresenius as the Seller under the Agreements hereby consents to this transfer, assignment and assumption which is accomplished by this Transfer, Assignment and Assumption Agreement and agrees to the full substitution of Gull Laboratories, Inc. for GULL GmbH as Purchaser thereunder and releases Gull GmbH from all obligations under the Agreements.

         4. After having assessed the facts which are relevant for a legal obligation to file the transaction with the German


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Federal Cartel Office, the parties hereto agree that neither the Agreement nor the present Transfer, Assignment and Assumption Agreement have to be filed with the German Federal Cartel Office. Therefore, the parties further agree that
Article 18 subsec. (5) of the Agreement will be treated null and void and no party shall have any right or shall be obligated by Article 18 subsec. (5) of the Agreement.

         5. Assignee shall fully indemnify Fresenius from all costs, liabilities and obligations resulting out of this Transfer, Assignment and Assumption Agreement. In particular, Assignee shall reimburse Fresenius from costs of its attorneys and other advisers which have occurred in connection with this Transfer, Assignment and Assumption Agreement.

         6. This Transfer, Assignment and Assumption Agreement only takes effect after the Shareholder of Gull GmbH shall have pledged all future shares in Gull GmbH, in particular any shares which shall be created as Assignee's contribution in kind to Gull GmbH, to Assignor according to the draft Amended Share Pledge Agreement as Annex A.

         7. The Parties herewith acknowledge that Seller will not dress up a formal balance sheet as per the Closing Date. The Parties herewith agree to determine the cash flow for the Interim Period based on the balance sheet and profit and loss statement as of June 30, 1997 as amended according to the books of the Business until the Closing Date.

         IN WITNESS THEREOF, this Transfer, Assignment and Assumption Agreement has been signed and delivered by the parties as of the date first above written.

                                    ASSIGNOR: GULL GmbH

                                    By: /s/ John Turner
                                       ---------------------
                                    Title: General Manager

                                    ASSIGNEE: GULL LABORATORIES, INC.

                                    By: /s/ George Evanega
                                       ---------------------
                                    Title:CEO/President

                                    SELLER: FRESENIUS AG

                                    By: /s/ Frank J. Simon
                                       ---------------------
                                    Title:Senior Vice President


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